Exhibit 99.3

For Further Information Contact:
Tony Deasey Celsion Corporation 410.290.5390 tony@celsion.com	General Info: Marilynn Meek Financial Relations Board 212-827-3773 mmeek@financialrelationsboard.com Investor Info: Susan Garland 212-827-3775 sgarland@financialrelationsboard.com

BOSTON SCIENTIFIC TO LOAN CELSION UP TO $15 MILLION

Boston Scientific agrees to provide loan which may be applied against option price for Prolieve or converted into Celsion common stock

Columbia, MD – August 9, 2005: CELSION CORPORATION (AMEX: CLN) today announced that it had reached an agreement pursuant to which Boston Scientific Corporation (NYSE: BSX) will lend Celsion up to $15 million. The loan, which has a term expiring on February 20, 2009, will be disbursed in up to three installments and will bear interest at a rate of prime plus 1 percent. The funding of the second and third installments of the loan is subject to Boston Scientific’s reasonable satisfaction with the continuing development of the Prolieve™ System. Celsion has the right to prepay the loan at any time and Boston Scientific may apply the outstanding principle plus accrued interest against the purchase price of the Prolieve assets or convert the outstanding principle plus accrued interest into shares of Celsion common stock at a minimum conversion price of $0.61 per share. In conjunction with the agreement the purchase price for Boston Scientific’s option to purchase Celsion’s Prolieve assets has been fixed at $60 million.

Dr. Lawrence Olanoff, Celsion’s President and Chief Executive Officer, commented, “We are very pleased to have entered into this financing arrangement which we believe is a reflection of Boston Scientific’s satisfaction with the progress that has been made with Prolieve. Based on current plans we feel that this financing should be sufficient to bridge us through to the exercise of Boston Scientific’s option to purchase the Prolieve assets or progress on our other development program which could open up other funding opportunities.”

ABOUT CELSION: Celsion Corporation, based in Columbia, Maryland, is a biotechnology company dedicated to the development and commercialization of treatment systems for cancer and other diseases using focused-heat energy, either administered alone, or in combination with other therapeutic devices, heat activated genes and heat activated drugs.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institute of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and

Celsion Corporation 10220-L Old Columbia Road, Columbia MD 21046-2364 T 410.290-5390 F 410.290.5394

development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

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Celsion Corporation 10220-L Old Columbia Road, Columbia MD 21046-2364 T 410.290-5390 F 410.290.5394